CAMPBELL ALTERNATIVE ASSET TRUST
                          MONTHLY REPORT - January 2007
                                   -----------


                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (23,613.916 units) at December 31, 2006            $ 42,871,715
Additions of 141.692 units on January 31, 2007                          263,874
Redemptions of (148.694) units on January 31, 2007                     (276,917)
Offering Costs                                                          (33,181)
Net Income - January 2007                                             1,138,281
                                                                   ------------

Net Asset Value (23,606.914 units) at January 31, 2007             $ 43,963,772
                                                                   ============

Net Asset Value per Unit at January 31, 2007                       $   1,862.33
                                                                   ============

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                           STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                        $  (492,311)
    Change in unrealized                                              1,587,225

  Gains (losses) on forward and options on forward contracts:
    Realized                                                             42,705
    Change in unrealized                                                 70,220
  Interest income                                                       174,739
                                                                    -----------

                                                                      1,382,578
                                                                    -----------

Expenses:
  Brokerage fee                                                         113,636
  Performance fee                                                       125,768
  Operating expenses                                                      4,893
                                                                    -----------

                                                                        244,297
                                                                    -----------

Net Income (Loss) - January 2007                                    $ 1,138,281
                                                                    ===========


                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on January 31, 2007                       $   1,862.33

Net Asset Value per Unit on December 31, 2006                      $   1,815.53

Unit Value Monthly Gain (Loss) %                                         2.58 %

Fund 2007 calendar YTD Gain (Loss) %                                     2.58 %


To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit
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Dear Investor,

A strong start to a New Year ...

Fixed Income was a primary driver of performance in January as global economic momentum continued to accelerate. Growth in payrolls, firming retail sales, bottoming housing data and upbeat consumer confidence drove US bond prices lower, while European prices also declined on six year highs in consumer confidence and five year lows in German unemployment. Additional gains from the equity index sector resulted as prices continued their steady upward movement on strong M&A activity.

Small currency gains were driven by UK-related crosses as the Bank of England unexpectedly raised rates to combat rising inflation, while Energy losses were driven by price declines on inventory build-ups due to warmer than average temperatures.

On a personal note, following the completion of treatment, a recent scan indicated that I am free and clear of cancer. Still some healing to do, but otherwise a truly good start to the New Year.

Sincerely,

Bruce Cleland
President & CEO
Campbell & Company Inc.
Managing Owner